Exhibit 99.1
FOR IMMEDIATE RELEASE:
Thursday, January 14, 2010
COMMERCE BANCSHARES, INC. ANNOUNCES FOURTH QUARTER
EARNINGS PER SHARE OF $.60
     Commerce Bancshares, Inc. announced earnings of $.60 per share for the quarter ended December 31, 2009 compared to $.55 per share in the fourth quarter of 2008 and $.63 per share in the previous quarter of 2009. Net income for the fourth quarter amounted to $49.6 million compared to $43.8 million in the same quarter last year and $51.6 million in the previous quarter. For the quarter, the return on average assets totaled 1.09%, the return on average equity was 10.5% and the efficiency ratio was 57.4%.
     For the year ended December 31, 2009, earnings per share totaled $2.07 compared to $2.36 in 2008. Net income amounted to $169.1 million in 2009 compared to $188.7 million in 2008, or a decline of 10.4%. At December 31, 2009, the ratio of tangible common equity to total assets improved to 9.7% compared to 8.3% at year end 2008.
     In announcing these results, David W. Kemper, Chairman and CEO, said, “In a continued challenging environment, we were pleased to report an increase this quarter in net income of $5.8 million, or 13.2%, over the same period last year. This increase was mainly the result of revenue growth of 11% comprised of both net interest income and non-interest income. Net interest income grew by $8.2 million over the same quarter last year while the margin declined slightly to 3.95% compared to 4.06% last year. The increase in non-interest income of $18.2 million resulted from higher fees earned on student lending activities and bankcard transactions. Non-interest expense remained well controlled all year even though FDIC costs increased $4.9 million in the fourth quarter compared to last year and $25.3 million in the full year 2009 compared to 2008. Loan balances continued to decline this quarter as weak demand persisted, while average deposits increased 2.7%, or $376.7 million, over the previous quarter.”
     Further, Mr. Kemper noted, “We continued to strengthen our balance sheet this quarter through growth in both capital and liquidity. Our ratio of tangible common equity to assets increased to 9.7% this quarter while our loan to deposit ratio totaled 73.6%, reflecting strong capital and liquidity positions among our banking peers. Also, we increased our allowance for loan losses this quarter by $4.0 million, but reduced non-performing assets by $12.6 million, or 10%. Net loan charge-offs for the quarter totaled $37.0 million, an increase of $6.1 million over the previous quarter mainly due to continued high levels of residential development and consumer loan losses.”
     Total assets at December 31, 2009 were $18.1 billion, total loans were $10.5 billion, and total deposits were $14.2 billion. At December 31, 2009 the allowance for loan losses totaled $194.5 million, representing 1.92% of outstanding loans. Non-performing assets (consisting of non-accrual loans and foreclosed property) totaled $116.7 million at December 31, 2009 compared to $129.2 million at September 30, 2009. The ratio of the allowance for loan losses to non-performing loans increased to 182%.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in over 370 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.
Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	9/30/09	12/31/09	12/31/08

Non-Accrual Loans	$121,698	$106,613	$72,896
Foreclosed Real Estate	$7,535	$10,057	$6,181
Total Non-Performing Assets	$129,233	$116,670	$79,077
Non-Performing Assets to Loans	1.26%	1.15%	.70%
Non-Performing Assets to Total Assets	.72%	.64%	.45%

Loans 90 Days & Over Past Due — Still Accruing	$45,614	$42,632	$39,964

     This financial news release, including management’s discussion of fourth quarter results, is posted to the Company’s web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(Unaudited)	2009	2009	2008	2009	2008

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$163,539	$164,503	$156,289	$635,502	$592,739
Taxable equivalent net interest income	168,408	169,530	161,037	654,203	608,647
Non-interest income	102,135	103,457	85,226	396,585	375,712
Investment securities gains (losses), net	(945)	(1,325)	4,814	(7,195)	30,294
Provision for loan losses	35,361	41,002	41,333	160,697	108,900
Non-interest expense	154,489	154,677	143,688	622,063	615,380
Net income	51,649	49,622	43,836	169,075	188,655
Cash dividends	18,962	18,984	18,052	74,720	72,055
Net total loan charge-offs	30,896	36,988	24,745	138,836	69,867
Business charge-offs	4,626	1,991	2,099	12,837	4,414
Real estate — construction and land charge-offs	4,463	10,030	4,021	34,092	6,215
Real estate — business charge-offs	1,253	2,186	978	5,248	2,176
Consumer credit card charge-offs	12,577	12,721	8,674	49,275	31,516
Consumer charge-offs	6,522	7,870	6,901	32,201	21,447
Home equity charge-offs	233	561	91	1,190	429
Student charge-offs	2	2	—	6	—
Real estate — personal charge-offs	797	1,230	1,358	2,787	1,714
Overdraft charge-offs	423	397	623	1,200	1,956
Per common share:
Net income — basic	$0.63	$0.60	$0.55	$2.07	$2.37
Net income — diluted	$0.63	$0.60	$0.55	$2.07	$2.36
Cash dividends	$0.229	$0.229	$0.227	$0.914	$0.907
Diluted wtd. average shares o/s	82,491	83,040	79,986	81,477	79,828

RATIOS
Average loans to deposits (1)	77.40%	73.61%	91.09%	79.79%	92.11%
Return on total average assets	1.16%	1.09%	1.04%	0.96%	1.15%
Return on total average equity	11.49%	10.48%	10.82%	9.76%	11.81%
Non-interest income to revenue (2)	38.44%	38.61%	35.29%	38.43%	38.80%
Efficiency ratio (3)	57.75%	57.42%	59.02%	59.89%	63.08%

AT PERIOD END
Book value per share based on total equity	$22.33	$22.72	$19.85
Market value per share	$35.47	$38.72	$41.86
Allowance for loan losses as a percentage of loans	1.85%	1.92%	1.53%
Tier I leverage ratio	9.65%	9.58%	9.06%
Tangible equity to assets ratio (4)	9.60%	9.71%	8.25%
Common shares outstanding	82,868,805	83,008,319	79,580,495
Shareholders of record	4,449	4,444	4,512
Number of bank/ATM locations	373	374	368
Full-time equivalent employees	5,148	5,125	5,217

OTHER QTD INFORMATION

High market value per share	$38.08	$40.38	$50.34
Low market value per share	$29.47	$34.19	$33.75

(1)	Includes loans held for sale

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)	The tangible equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Year Ended
(Unaudited)	Sept. 30	Dec. 31	Dec. 31	Dec. 31	Dec. 31
(In thousands, except per share data)	2009	2009	2008	2009	2008

Interest income	$201,647	$194,999	$209,628	$789,512	$849,849
Interest expense	38,108	30,496	53,339	154,010	257,110

Net interest income	163,539	164,503	156,289	635,502	592,739
Provision for loan losses	35,361	41,002	41,333	160,697	108,900

Net interest income after provision for loan losses	128,178	123,501	114,956	474,805	483,839

NON-INTEREST INCOME
Deposit account charges and other fees	27,750	26,085	27,172	106,362	110,361
Bank card transaction fees	31,279	33,572	28,843	122,124	113,862
Trust fees	19,258	19,345	19,377	76,831	80,294
Bond trading income	5,187	4,903	4,759	22,432	15,665
Consumer brokerage services	2,692	2,413	2,852	10,831	12,156
Loan fees and sales	6,851	7,728	(7,297)	21,273	(2,413)
Other	9,118	9,411	9,520	36,732	45,787

Total non-interest income	102,135	103,457	85,226	396,585	375,712

INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment losses on debt securities	(3,457)	2,639	—	(32,783)	—
Less noncredit-related losses on securities not expected to be sold	1,993	(2,301)	—	30,310	—

Net impairment losses	(1,464)	338	—	(2,473)	—
Realized gains (losses) on sales and fair value adjustments	519	(1,663)	4,814	(4,722)	30,294

Investment securities gains (losses), net	(945)	(1,325)	4,814	(7,195)	30,294

NON-INTEREST EXPENSE
Salaries and employee benefits	87,267	85,480	83,589	345,779	333,612
Net occupancy	11,752	11,273	11,582	45,925	46,317
Equipment	6,306	6,589	6,296	25,472	24,569
Supplies and communication	8,061	7,162	8,790	32,156	35,335
Data processing and software	15,500	16,935	14,436	61,789	56,387
Marketing	4,846	4,132	4,334	18,231	19,994
Deposit insurance	4,833	5,465	516	27,373	2,051
Indemnification obligation	(2,496)	—	(3,690)	(2,496)	(9,619)
Loss on purchase of auction rate securities	—	—	—	—	33,266
Other	18,420	17,641	17,835	67,834	73,468

Total non-interest expense	154,489	154,677	143,688	622,063	615,380

Income before income taxes	74,879	70,956	61,308	242,132	274,465
Less income taxes	23,415	21,493	17,757	73,757	85,077

Net income before non-controlling interest	51,464	49,463	43,551	168,375	189,388
Less non-controlling interest expense (income)	(185)	(159)	(285)	(700)	733

Net income	$51,649	$49,622	$43,836	$169,075	$188,655

Net income per common share — basic	$0.63	$0.60	$0.55	$2.07	$2.37

Net income per common share — diluted	$0.63	$0.60	$0.55	$2.07	$2.36

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	Sept. 30	Dec. 31	Dec. 31
(In thousands)	2009	2009	2008
ASSETS
Loans	$10,282,690	$10,145,324	$11,283,246
Allowance for loan losses	(190,466)	(194,480)	(172,619)

Net loans	10,092,224	9,950,844	11,110,627

Loans held for sale	317,913	345,003	361,298
Investment securities:
Available for sale	6,075,632	6,340,975	3,630,753
Trading	9,242	10,335	9,463
Non-marketable	133,732	122,078	139,900

Total investment securities	6,218,606	6,473,388	3,780,116

Federal funds sold and securities purchased under agreements to resell	12,620	22,590	169,475
Interest earning deposits with banks	118,745	24,118	638,158
Cash and due from banks	342,949	417,126	491,723
Land, buildings and equipment — net	403,900	402,633	411,168
Goodwill	125,585	125,585	125,585
Other intangible assets — net	15,060	14,333	17,191
Other assets	305,505	344,569	427,106

Total assets	$17,953,107	$18,120,189	$17,532,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,512,529	$1,793,816	$1,375,000
Savings, interest checking and money market	8,678,985	9,202,916	7,610,306
Time open and C.D.’s of less than $100,000	2,004,276	1,801,332	2,067,266
Time open and C.D.’s of $100,000 and over	1,645,005	1,412,387	1,842,161

Total deposits	13,840,795	14,210,451	12,894,733
Federal funds purchased and securities sold under agreements to repurchase	1,130,193	1,103,191	1,026,537
Other borrowings	821,941	736,062	1,747,781
Other liabilities	309,534	184,580	283,929

Total liabilities	16,102,463	16,234,284	15,952,980

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	395,182	415,637	379,505
Capital surplus	710,588	854,490	621,458
Retained earnings	696,876	568,532	633,159
Treasury stock	(825)	(838)	(761)
Accumulated other comprehensive income (loss)	47,003	46,407	(56,729)

Total stockholders’ equity	1,848,824	1,884,228	1,576,632
Non-controlling interest	1,820	1,677	2,835

Total equity	1,850,644	1,885,905	1,579,467

Total liabilities and equity	$17,953,107	$18,120,189	$17,532,447

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

	For the Three Months Ended
	September 30, 2009		December 31, 2009		December 31, 2008
		Avg. Rates		Avg. Rates		Avg. Rates
(Unaudited)	Average	Earned/	Average	Earned/	Average	Earned/
(Dollars in thousands)	Balance	Paid	Balance	Paid	Balance	Paid
ASSETS:
Loans:
Business (A)	$3,019,018	3.77%	$2,866,187	3.77%	$3,389,273	4.52%
Real estate — construction and land	698,876	3.74	695,077	3.93	723,558	4.21
Real estate — business	2,147,094	5.04	2,112,793	4.98	2,285,336	5.76
Real estate — personal	1,577,908	5.38	1,546,822	5.32	1,543,282	5.67
Consumer	1,423,911	6.99	1,358,380	7.03	1,669,607	7.08
Home equity	491,525	4.35	488,314	4.33	494,217	4.58
Student	341,516	2.37	334,804	2.28	54,534	2.09
Consumer credit card	728,547	12.60	748,918	11.80	770,213	11.21
Overdrafts	11,288	—	10,802	—	10,553	—

Total loans (B)	10,439,683	5.31	10,162,097	5.27	10,940,573	5.77

Loans held for sale	293,636	1.95	322,125	1.70	393,029	3.70
Investment securities:
U.S. government & federal agency	412,667	4.47	517,951	3.02	112,963	3.88
State & municipal obligations (A)	907,536	4.97	930,881	4.80	1,007,187	5.25
Mortgage and asset-backed securities	3,985,402	4.47	4,478,166	3.86	2,528,327	5.25
Other marketable securities (A)	194,802	5.20	188,467	5.45	72,489	7.07

Total available for sale securities (B)	5,500,407	4.58	6,115,465	3.98	3,720,966	5.24
Trading securities (A)	18,143	3.08	13,746	2.66	19,923	4.13
Non-marketable securities (A)	134,422	4.98	133,682	6.02	150,290	5.75

Total investment securities	5,652,972	4.58	6,262,893	4.02	3,891,179	5.25

Federal funds sold and securities purchased under agreements to resell	31,360	0.66	9,383	0.85	369,374	0.54
Interest earning deposits with banks	203,954	0.23	290,233	0.25	185,665	0.42

Total interest earning assets	16,621,605	4.93	17,046,731	4.66	15,779,820	5.40

Non-interest earning assets (B)	986,142		1,045,890		1,014,636

Total assets	$17,607,747		$18,092,621		$16,794,456

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$443,263	0.15	$442,036	0.14	$402,130	0.19
Interest checking and money market	8,653,109	0.35	9,180,802	0.33	7,508,974	0.59
Time open & C.D.’s of less than $100,000	2,107,778	2.54	1,895,538	1.93	2,052,594	3.00
Time open & C.D.’s of $100,000 and over	1,785,414	1.87	1,558,664	1.46	1,787,116	2.88

Total interest bearing deposits	12,989,564	0.90	13,077,040	0.69	11,750,814	1.35

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	937,728	0.35	979,738	0.33	1,081,946	0.75
Other borrowings (C)	833,189	3.66	773,130	3.62	1,534,214	2.99

Total borrowings	1,770,917	1.90	1,752,868	1.78	2,616,160	2.06

Total interest bearing liabilities	14,760,481	1.02%	14,829,908	0.82%	14,366,974	1.48%

Non-interest bearing demand deposits	877,500		1,166,687		691,058
Other liabilities	185,916		217,306		124,265
Equity	1,783,850		1,878,720		1,612,159

Total liabilities and equity	$17,607,747		$18,092,621		$16,794,456

Net interest income (T/E)	$168,408		$169,530		$161,037

Net yield on interest earning assets		4.02%		3.95%		4.06%

(A)	Stated on a tax equivalent basis using a federal income tax rate of 35%.

(B)	The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

(C)	Interest expense capitalized on construction projects is not deducted from interest expense in the calculation of the rate shown above.

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2009
For the quarter ended December 31, 2009, net income amounted to $49.6 million, an increase of $5.8 million over the same quarter last year but a decline of $2.0 million compared to the previous quarter. For the current quarter, the return on average assets was 1.09%, the return on average equity was 10.5%, and the efficiency ratio was 57.4%. Compared to the same quarter last year, net interest income (tax equivalent) increased by $8.5 million to $169.5 million, while non-interest income increased by $18.2 million to $103.5 million. Non-interest expense for the quarter totaled $154.7 million, an increase of $11.0 million over the same period last year and included higher FDIC costs of $4.9 million. The provision for loan losses totaled $41.0 million and was slightly less than the amount recorded in the same quarter last year.
Balance Sheet Review
During the 4th quarter of 2009, average loans, excluding loans held for sale, decreased $277.6 million, or 2.7%, compared to the previous quarter. Also, average loans decreased $778.5 million, or 7.1%, this quarter compared to the same period last year. Period end loans in the current quarter, excluding those held for sale, were down $137.4 million compared to the previous quarter and reflected several larger new loans recorded late in the 4th quarter 2009 and not fully reflected in the averages noted above. The decrease in average loans compared to the previous quarter was mainly the result of lower business loan totals, which declined $152.8 million, coupled with declining balances in most other categories, including personal real estate, business real estate and consumer loans. Consumer credit card loans grew 2.8% this quarter compared to the previous quarter mainly due to higher usage during the holiday season.
The decline in average business loans continued to reflect lower line of credit usage, lower demand, and pay-downs by business loan customers. Average construction and business real estate loans declined by $3.8 million and $34.3 million, respectively, compared to the previous quarter, and were reflective of continued uncertain economic conditions in the real estate markets and lower overall demand. Average balances of personal real estate and consumer loans declined by $31.1 million and $65.5 million, respectively, as loan pay-downs continued to exceed new loan originations for these products. Also, the Company has ceased most marine and RV lending in the consumer loan portfolio. The average balance of loans held for sale (comprised mostly of student loans) increased $28.5 million this quarter as the Company originated new student loans totaling $224.2 million in the 3rd and 4th quarters of 2009. Student loans totaling $38.9 million were sold during the current quarter.
Total available for sale investment securities (excluding fair value adjustments) averaged $6.1 billion this quarter, an increase of $615.1 million compared with the previous quarter. The majority of this increase was the result of purchases of $109.2 million in mortgage-backed securities, $422.0 million in other asset-backed securities, $168.6 million in U.S. Treasury inflation-protected securities (TIPS) and $19.9 million in municipal securities. Additionally during the 4th quarter, the Company sold $38.9 million par value of non-agency mortgage-backed securities for a loss of $9.9 million and reversed credit-related impairment loss reserves of $1.1 million. Also, certain corporate bonds and longer-maturity TIPS, with a total par value of $137.4 million, were sold for a gain of $10.2 million.
Total average deposits increased $376.7 million, or 2.7%, during the 4th quarter of 2009 compared to the previous quarter, and increased $1.8 billion, or 14.5%, compared to the 4th quarter of 2008. Compared to the previous quarter, the increase in average deposits resulted mainly from an increase in business demand (up $266.1 million), corporate money market (up $335.3 million) and premium money market (up $181.0 million). Certificates of deposit (CD’s) in total declined $439.0 million, of which $94.4 million was related to certain jumbo short-term corporate CD’s. The average loans to deposits ratio in the current quarter was 73.6%, compared to 77.4% in the previous quarter.
During the current quarter, the Company’s average borrowings decreased $18.0 million compared to the previous quarter. This decrease was the result of a $58.2 million reduction in average advances from the Federal Home Loan Bank (FHLB) combined with a $42.0 million increase in average federal funds purchased and repurchase agreement balances.
Net Interest Income
Net interest income (tax equivalent) in the 4th quarter of 2009 amounted to $169.5 million, an increase of $1.1 million compared with the previous quarter and an increase of $8.5 million compared to the 4th quarter of last year. During the 4th quarter of 2009, the net yield on earning assets (tax equivalent) was 3.95%, compared with 4.02% in the previous quarter and 4.06% in the same period last year.
The increase of $1.1 million in net interest income (tax equivalent) in the 4th quarter of 2009 over the previous quarter was primarily the result of lower rates paid on deposit accounts (mainly CD’s) coupled with higher average balances on investment securities. The increase was partly offset by lower interest earned on loans due to lower rates and volumes, and lower rates earned on investment securities. Interest income on loans (tax equivalent) decreased by $4.7 million this quarter mainly due to lower average balances (discussed earlier), especially in business and consumer loans. Also, while credit card average balances increased $20.4 million, rates earned on these loans declined 80 basis points. Interest income on investment securities decreased $1.8 million (tax equivalent) as rates earned on investment securities declined 56 basis points to an average yield of 4.02%, but were partly offset by higher average balances. At December 31, 2009, the Company held TIPS with a book value of $425.3 million. During the current quarter, inflation-adjusted income earned on these bonds amounted to $1.4 million compared to $2.4 million earned in the previous quarter.
Interest expense on deposits declined $7.0 million in the 4th quarter of 2009 compared with the previous quarter as a result of lower rates paid on virtually all deposit products,

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2009
coupled with lower CD balances which carry higher interest rates. Interest expense on borrowings decreased $636 thousand, due mainly to lower average balances of FHLB advances.
The tax equivalent yield on interest earning assets in the 4th quarter of 2009 decreased 27 basis points from the previous quarter to 4.66%, while the overall cost of interest bearing liabilities decreased 20 basis points to .82%.
Non-Interest Income
For the 4th quarter of 2009, total non-interest income amounted to $103.5 million, an increase of $18.2 million compared to $85.2 million in the same period last year. Also, current quarter non-interest income increased $1.3 million compared to $102.1 million recorded in the previous quarter.
Bank card fees for the quarter increased 16.4% over the 4th quarter of last year, primarily due to continued growth in transaction fees earned on corporate card (growth of 30.6%) merchant (growth of 24.5%) and debit card (growth of 10.7%) transactions. Trust fees for the quarter were virtually flat with the same period last year and with the previous quarter, reflecting the effects of low interest rates on money market income held in trust accounts. Deposit account fees decreased 4.0% from the same period last year, as overdraft fees were down 9.6%, but were partly offset by a 7.6% increase in corporate cash management fees. Bond trading income for the current quarter totaled $4.9 million, an increase of 3.0% over the same period last year, due to higher sales of fixed income securities to correspondent banks and corporate customers. During the quarter, the Company sold $38.9 million of student loans held for sale and recorded a pre-tax gain of $2.1 million. Additionally, impairment reserves totaling $3.8 million on certain held for sale student loans were reversed into income. These reserves, which had originally been established because of liquidity concerns in the 4th quarter of 2008 and totaled $9.4 million at December 31, 2008, have now been largely reversed through sales of the related loans in 2009 or the adjustment noted above.
Investment Securities Gains and Losses
Net securities losses amounted to $1.3 million in the 4th quarter of 2009, compared to net losses of $945 thousand in the previous quarter and net gains of $4.8 million in the same quarter last year. During the current quarter, the Company recorded additional credit-related impairment losses of $808 thousand on certain non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired. However, cumulative impairment losses of $1.1 million were reversed on certain non-agency guaranteed mortgage-backed securities sold this quarter. Credit-related impairment losses of $1.5 million were recorded in the previous quarter. As noted above, the Company sold certain non-agency guaranteed mortgage-backed securities, along with TIPS and certain corporate bonds, and recorded a net pre-tax gain of $281 thousand. At December 31, 2009, the par value of non-agency guaranteed mortgage-backed securities identified as other than temporarily impaired totaled $171.6 million, compared to $137.8 million at September 30, 2009.
The current quarter also included pre-tax losses of $1.9 million which related to fair value adjustments on certain private equity investments of the Company. Minority interest related to these losses totaled $229 thousand and is included in non-controlling interest income in the income statement.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $154.7 million, virtually flat with amounts recorded in the previous quarter and an increase of $11.0 million, or 7.6%, compared to the same period last year. The increase over last year was related to significantly higher FDIC costs. Compared to the 4th quarter of last year, salaries and benefits expense increased $1.9 million, or 2.3%, resulting mainly from higher medical and pension costs. Salary costs this quarter declined slightly from amounts recorded in the previous quarter. Full-time equivalent employees totaled 5,125 and 5,217 at December 31, 2009 and 2008, respectively.
Compared with the 4th quarter of last year, supplies and communication costs declined 18.5% and occupancy costs were down 2.7%. Marketing costs were also down 4.7% from the same quarter last year, while data processing and software costs increased 17.3% as a result of higher costs for bankcard processing fees (related to higher volumes processed) and several new software and servicing systems put in place this year. FDIC insurance expense increased $4.9 million over the same quarter last year due mainly to higher insurance rates assessed and growth in deposits. Included in non-interest expense in the 4th quarter last year was a reduction of $3.7 million in certain Visa, Inc. indemnification costs, which did not re-occur in the current quarter.
Income Taxes
The effective tax rate for the Company was 30.2% for the current quarter, compared with 31.2% in the previous quarter and 28.8% in the 4th quarter of 2008.
Credit Quality
Net loan charge-offs for the 4th quarter of 2009 amounted to $37.0 million, compared with $30.9 million in the prior quarter and $24.7 million in the 4th quarter of last year. The $6.1 million increase in net loan charge-offs in the 4th quarter of 2009 compared to the previous quarter was mainly the result of an increase in losses on construction loans of $5.6 million, coupled with higher losses on consumer banking and business real estate loans of $1.3 million and $933 thousand, respectively. Consumer credit card losses were only slightly higher than in the previous quarter. Net loan charge-offs on business loans decreased by $2.6 million from the previous quarter. The ratio of annualized net loan charge-offs to total average loans was 1.44% in the current quarter compared to 1.17% in the previous quarter.
For the 4th quarter of 2009, annualized net charge-offs on average consumer credit card loans amounted to 6.74%, compared with 6.85% in the previous quarter and 4.48% in the same period last year. Consumer loan net charge-offs for the quarter amounted to 2.30% of average consumer loans, compared to 1.82% in the previous quarter and 1.64% in the same quarter last year. The provision for loan losses for the current quarter totaled $41.0 million, and was $5.6 million higher than the previous quarter. However, the Company increased the allowance for loan losses by $4.0 million this quarter to $194.5 million, or 1.92% of total loans, excluding

COMMERCE BANCSHARES, INC.
Management Discussion of Fourth Quarter Results
December 31, 2009
loans held for sale. The allowance for loan loss balance was 182% of total non-accrual loans.
At December 31, 2009, total non-performing assets amounted to $116.7 million, a decrease of $12.6 million from the previous quarter, and represented 1.15% of loans outstanding. Non-performing assets are comprised of non-accrual loans ($106.6 million) and foreclosed real estate ($10.1 million). At December 31, 2009, the balance of non-accrual loans included construction and land loans of $62.5 million, business real estate loans of $21.8 million and business loans of $12.9 million. Loans past due more than 90 days and still accruing interest totaled $42.6 million at December 31, 2009, but included $13.8 million in federally guaranteed student loans that the Company intends to hold to maturity.
Other
The Company’s purchases of treasury stock during the current quarter were not significant and related mainly to employee stock option activity.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.